As filed with the Securities and Exchange Commission on January 14, 2021

Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

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Milestone Scientific Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3545623
State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification Number)

425 Eagle Rock Avenue, Suite 403

Roseland, New Jersey 07068

(Address of Principal Executive Offices)

2020 Equity Incentive Plan

(Full Title of the Plan)

Leonard Osser

Interim Chief Executive Officer

425 Eagle Rock Avenue, Suite 403

Roseland, New Jersey 07068

(973) 535-2717

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Andrew Hudders, Esq.

Golenbock Eiseman Assor Bell & Peskoe LLP

711 Third Avenue

New York, New York 10017

Telephone: (212) 907-7349

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ■
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	2,000,000(2)	$2.21(3)	$4,420,000	$482.22

(1)

In addition, pursuant to Rule 416 (c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be issued pursuant to the above plan as a result of any future stock split, stock dividend, or similar adjustment.

(2)	Shares issuable in respect of awards granted under the 2020 Equity Incentive Plan.

(3)

Estimated pursuant to Rule 457(c) solely for the purposes of calculating the amount of the registration fee, based on the average of the high and low prices reported on January 7, 2021 by the NYSE American.

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In accordance with the provisions of Rule 462 promulgated under the Securities Act, this registration statement will become effective upon filing with the Securities and Exchange Commission.

__________________

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.*

Item 2.     Registrant Information and Employee Plan Annual Information. *

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*	The documents containing the information specified in this Part I will be sent or given to the participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents previously or concurrently filed by the Registrant with the Securities and Exchange Commission (“SEC”) are hereby incorporated by reference in this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K, and Form 10-K/A, for the fiscal year ended December 31, 2020;
2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020;
3.	The Registrant’s Current Reports on Form 8-K filed with the SEC on April 9, 2020, May 5, 2020, May 22, 2020, June 26, 2020, September 1, 2020, November 30, 2020 and December 11, 2020; and
4.

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year for which audited financial statements of the Registrant have been filed.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers.

Our certificate of incorporation provides that a director will not be personally liable to us or to our stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. This provision does not eliminate or limit the liability of a director:

• for breach of his or her duty of loyalty to us or to our stockholders;
• for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
• under Section 174 of the Delaware General Corporation Law (the “DGCL”) relating to unlawful payments or dividends or unlawful stock repurchases or redemptions;
• for any improper benefit; or
• for breaches of a director's responsibilities under the federal securities laws.

Our certificate of incorporation also provides that we indemnify and hold harmless each of our directors and officers to the fullest extent authorized by the DGCL, against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Milestone Scientific, pursuant to the forgoing provisions or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.          Exemption from Registration Claimed.

Not Applicable.

Item 8.          Exhibits.

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9.          Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Milestone Scientific Inc. 2020 Equity Incentive Plan[1]
5.1	Opinion of Golenbock Eiseman Assor Bell & Peskoe LLP
23.1	Consent of Friedman LLP
23.2	Consent of Golenbock Eiseman Assor Bell & Peskoe LLP (included in Exhibit 5.1)

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1. Incorporated by reference to Registrant’s Proxy Statement on Schedule 14A, as filed on October 26, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Roseland, State of New Jersey, on January 14, 2021.

MILESTONE SCIENTIFIC INC.

By:	/s/ Leonard Osser
Leonard Osser
Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Leonard Osser Leonard Osser	Interim Chief Executive Officer and Director (Principal Executive Officer)	January 14, 2021

/s/ Joseph D’Agostino Joseph D’Agostino	Chief Financial Officer (Principal Financial Officer)	January 14, 2021

/s/ Leslie Bernhard Leslie Bernhard	Chairman of the Board	January 14, 2021

/s/ Leonard Schiller Leonard Schiller	Director	January 14, 2021

/s/ Gian Domenico Trombetta Gian Domenico Trombetta	Director	January 14, 2021

/s/ Michael McGeehan Michael McGeehan	Director	January 14, 2021

/s/ Neal Goldman Neal Goldman	Director	January 14, 2021